Exhibit 15
August 3, 2007
CA, Inc.
One CA Plaza
Islandia, New York 11749
Re: Registration Statement Nos. 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 3, 2007 related to our review of interim financial information.
As discussed in Note A, “Basis of Presentation” to the consolidated condensed financial statements, effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 , which clarifies the accounting for uncertainty in income taxes recognized in an enterprises financial statements.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York